Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statements of additional information of Fidelity Intermediate Bond Fund, Fidelity Large Cap Stock Fund, Fidelity Mid-Cap Stock Fund, Fidelity Small Cap Retirement Fund, Fidelity Small Cap Stock Fund and Spartan 500 Index Fund of Fidelity Commonwealth Trust filed as part of this Post-Effective Amendment No. 82 to the Registration Statement (File Nos. 811-02546 and 002-52322) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 77 to the Registration Statement on Form N-1A (File Nos. 811-02546 and 002-52322).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

June 28, 2004

KM/ys